Exhibit (a)(5)(A)

Press Releases

Presidio Property Trust Commences a Tender Offer to Repurchase up to 2,000,000 shares, plus all odd lots, of its Series A Common Stock

SAN DIEGO, April 8, 2025 (GLOBE NEWSWIRE) — (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust, announced today that it has commenced a tender offer (the “Offer”) to purchase all odd lots plus up to 2,000,000 shares of its outstanding Series A Common Stock, par value $0.01 per share (the “Shares”), at a price of $0.68 per share (the “Purchase Price”), less any applicable withholding taxes, and without interest. The Offer will expire at 11:59 P.M., New York City time, on May 5, 2025, unless extended or earlier terminated.

To tender Shares, stockholders must follow the instructions described in the “Offer to Purchase” and the “Letter of Transmittal” and the “Important Instructions and Information (which together with any amendments and supplements thereto, we collectively refer to as the “Offer Documents”) that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). These Offer Documents contain important information about the terms and conditions of the Offer.

The Offer will not be contingent upon any minimum number of Shares being tendered or any financing conditions. The Offer will, however, be subject to other conditions.

The Company has been advised that none of its directors or executive officers intend to tender their Shares in the Offer.

The Board has authorized the Offer. However, none of the Company, the Board, the depository or paying agent or the information agent for the Offer or any of their respective affiliates are making any recommendation to security holders as to whether to tender or refrain from tendering their shares in the Offer. No person is authorized to make any such recommendation. Stockholders must decide how many shares they will tender, if any. In doing so, stockholders should read carefully the information in, or incorporated by reference in, the Offer Documents. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.

The depositary and paying agent for the Offer is Broadridge Corporate Issuer Solutions, LLC. The information agent for the Offer is Broadridge Corporate Issuer Solutions, LLC. The Offer Documents will be mailed to registered holders on or about April 10, 2025 Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. For questions and information, please call the information agent toll-free at 1-855-793-5068 or via email at Shareholder@Broadridge.com.

Certain Information Regarding the Offer

The information in this press release describing the Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares in the Tender Offer. The Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the SEC, and will distribute to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Offer. Stockholders of the Company may obtain a free copy of the Tender Offer statement on Schedule TO, the Offer to Purchase and other related documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Securityholders also will be able to obtain a copy of these documents, without charge, from Broadridge Corporate Issuer Solutions, LLC, the information agent for the Tender Offer, toll free at 1-855-793-5068. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Securityholders and investors who have questions or need assistance may call Broadridge Corporate Issuer Solutions, LLC.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Texas, and Florida. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com .

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements based upon our current expectations, estimates and assumptions that involve risks and uncertainties. within the meaning of the federal securities laws. These statements include statements about Presidio’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Presidio and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this communication. Such risks, uncertainties and other important factors include, among others: the risks, uncertainties and factors set forth in our filings with the SEC, including our Annual Report on Form 10-K; business, financial and operating risks inherent to real estate investments and the industry; our ability to renew leases, lease vacant space, or re-lease space as leases expire; our ability to repay or refinance our debt as it comes due; difficulty selling or re-leasing our investment properties due to their specific characteristics; contraction in the global economy or low levels of economic growth; our ability to sell our assets at a price and on a timeline consistent with our investment objectives, or at all; our ability to service our debt; changes in interest rates and operating costs; compliance with regulatory regimes and local laws; uninsured or underinsured losses, including those relating to natural disasters or terrorism; domestic or international instability or political or civil unrest, including the ongoing hostilities between Russia and Ukraine and its worldwide economic impact; the amount of debt that we currently have or may incur in the future; provisions in our debt agreements that may restrict the operation of our business; our organizational and governance structure; our status as a REIT; the cost of compliance with and liabilities under environmental, health and safety laws; adverse litigation judgments or settlements; changes in real estate and zoning laws and increase in real property tax rates; changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs; changes in governmental regulations or interpretations thereof; the effects of recent tariffs and a potential trade war; and estimates relating to our ability to make distributions to our stockholders in the future.

These factors are not necessarily all the important factors that could cause our actual financial results, performance, achievements or prospects to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the Offer Documents and the Company’s other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

This press release was published by a CLEAR® Verified individual.